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                                   EXHIBIT 4.3


January 19, 1999


Rick Smyth
Lahaina Acquisitions, Inc.
2900 Atlantic Avenue
Fernandina Beach, FL 32034

Dear Rick:

This letter agreement will confirm the amendments in the 9% Convertible Note as follows:

         2. Amend the conversion price on the second $375,000 from 85% of the 5 day Weighted Average Sale Price to a conversion price of $875.

These amendments do not change any other terms of the agreement, rights of GCA Strategic Investment Funds, Ltd., or obligations of Lahaina Acquisitions, Inc., under the agreement.



-----------------------------------
GCA Strategic Investment Fund, Ltd.



-----------------------------------
Rick Smyth
Lahaina Acquisitions, Inc.




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